Exhibit 99.1

For further information contact:

Lewis J. Critelli

President and Chief Executive Officer

Norwood Financial Corp

(570) 253-1455

FOR IMMEDIATE RELEASE

July 7, 2020

NORWOOD FINANCIAL CORP COMPLETES ACQUISITION

OF UPSTATE NEW YORK BANCORP, INC.

Honesdale, Pennsylvania—Norwood Financial Corp (NASDAQ Global Market: NWFL) (“Norwood”), the holding company for Wayne Bank, announced today that that it had completed its acquisition of UpState New York Bancorp, Inc. (“UpState”) and its wholly-owned subsidiary, USNY Bank effective as of July 7, 2020. USNY Bank has been merged into Wayne Bank. At their election, UpState shareholders are receiving either $33.33 in cash or 0.9390 shares of Norwood common stock for each share of UpState common stock held subject to the allocation and proration procedures set forth in the Merger Agreement. In addition, under the terms of the Merger Agreement, UpState shareholders will receive an additional $0.67 per share in cash for each share of UpState common stock held. In lieu of fractional shares of Norwood common stock, UpState shareholders will receive cash at the rate of approximately $24.02 per share of Norwood common stock. Shareholders who have not previously surrendered their share certificates will receive information shortly on how to exchange their shares for the merger consideration to which they are entitled.

Of the 2,208,000 shares of UpState common stock outstanding, 835,878 shares, or approximately 37.9% of UpState shares outstanding, elected to receive Norwood Financial common stock; 1,065,110 shares, or approximately 48.2%, elected to receive cash; and 307,012 shares, or approximately 13.9%, submitted elections expressing no preference as to the form of merger consideration to be received or did not make, or failed to submit, a valid election. Based on this information, UpState shareholders who made valid elections to receive the cash consideration will receive the cash consideration for approximately 20.73% of their shares subject to such election, with the balance of such elections being satisfied with stock consideration, and UpState shareholders who made valid elections to receive the stock consideration will receive stock consideration for 100% of their shares subject to such election. UpState shareholders who expressed no preference as to the form of merger consideration to be received or did not make a valid election will receive stock consideration for 100% of their shares.

As a result of the merger, Norwood will extend its footprint into Otsego, Ontario and Yates Counties, New York. The combined company will have over $1.8 billion in assets and 31 branches. At March 31, 2020, UpState had total assets of $443.8 million, deposits of $393.9 million and shareholders’ equity of $46.5 million.

“We are pleased to announce the completion of the merger and to welcome Upstate’s shareholders to Norwood and the employees to Wayne Bank. We also look forward to serving the customers of Bank of the Finger Lakes and Bank of Cooperstown” said Lewis J. Critelli, President and Chief Executive Officer of Norwood.

“UpState is proud to become part of the Norwood family. This transaction will provide expanded opportunities for our valued customers and dedicated employees,” stated R. Michael Briggs, President and Chief Executive Officer of UpState.

The Kafafian Group, Inc. acted as financial advisor to Norwood Financial Corp and Boenning & Scattergood, Inc. acted as financial advisor to UpState New York Bancorp, Inc. Jones Walker LLP, Washington, DC, served as legal counsel for Norwood Financial Corp, and Stevens & Lee, P.C. served as legal counsel for UpState New York Bancorp, Inc.

About Norwood Financial Corp

Norwood Financial Corp is the parent company of Wayne Bank, which operates from fifteen offices throughout Northeastern Pennsylvania and twelve offices in the Southern Tier of New York. The Company’s stock trades on the Nasdaq Global Market under the symbol “NWFL”.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to Norwood’s and UpState’s beliefs, plans, goals, expectations, and estimates. Forward-looking statements are not a representation of historical information, but instead pertain to future operations, strategies, financial results or other developments. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should,” “is likely,” “will,” “going forward” and other expressions that indicate future events and trends identify forward-looking statements.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. The following factors, among others, could cause actual results to differ materially from the anticipated results expressed in the forward-looking statements: the businesses of Norwood and UpState may not be combined successfully, or such combination may take longer than expected; the cost savings from the merger may not be fully realized or may take longer than expected; operating costs, customer loss and business disruption following the merger may be greater than expected; the potential adverse impact the COVID-19 pandemic may have on Norwood’s and UpState’s financial condition and results of operations; the interest rate environment may further compress margins and adversely affect net interest income; the risks associated with continued diversification of assets and adverse changes to credit quality; and difficulties associated with achieving expected future financial results. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Norwood’s reports (such as the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s Internet website (www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Norwood or UpState or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Except as required by law, Norwood and UpState do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.